Exhibit 99.1



                       DPAC Technologies Reports Financial
               Results for the Third Quarter of Fiscal Year 2006


    HUDSON, Ohio--(BUSINESS WIRE)--Nov. 13, 2006--DPAC Technologies Corp. (OTCBB:DPAC), a leader in device networking and connectivity solutions, today reported results for its third quarter ended
September 30, 2006.

    These results include the combined operations of DPAC Technologies Corp. and QuaTech, Inc., which combined on February 28, 2006 as previously announced. As a result of the merger, QuaTech has become a wholly-owned subsidiary of DPAC. For accounting purposes, the transaction is considered a "reverse merger" under which QuaTech is considered the acquirer of DPAC. Accordingly, the purchase price was allocated among the fair values of the assets and liabilities of DPAC, while the historical results of QuaTech are reflected in the results of the combined company (the "Company"). The results of operations are those of QuaTech prior to the merger date, and combined QuaTech and DPAC after the merger date of February 28, 2006.

    Third Quarter Operating Results

    For the third quarter of 2006, net sales were $3.9 million, up 32% from net sales of $2.9 million in the third quarter of 2005, and up 11% from net sales of $3.5 million in the second quarter of 2006. Net sales related to the Company's Device Connectivity products increased by $117,000, or 4.4%, and net sales related to the Company's Device Networking products, including the Airborne wireless product line, increased by $818,000, or 315% over the quarter ended September 30, 2005. The Company reported an operating profit of $347,000 as compared to $219,000 for the third quarter of 2005 and an operating profit of $97,000 for the second quarter of 2006. The Company reported a net profit for the current year third quarter of $39,000 as compared to net income of $29,000 for the prior year's third quarter, and a net loss of $296,000 for the second quarter of 2006. Total operating expenses incurred in the third quarter of 2006 of $1.4 million increased by $222,000 over the previous year period, due primarily to increases in G&A expenses of $89,000 and amortization expense of $118,000. Interest expense of $383,000 for third quarter of 2006 included non-cash charges of $94,000 for the accretion of success fees, $36,000 for the amortization of deferred financing costs, and $91,000 for the amortization of the discount on subordinated debt. Additionally, the company recorded a non-cash gain of $109,000 for the fair value adjustment of the liability for warrants.

    Nine Months Operating Results

    Net sales for the first nine months of 2006 were $10.6 million, up 41% from net sales of $7.5 million in the same period of 2005. Net sales related to the Company's Device Connectivity products increased $1.1 million, or 16%, and net sales related to the Company's Device Networking products, including the Airborne wireless product line, increased by $2.0 million, or 774% over the nine months ended September 30, 2005. The Company reported an operating profit of $392,000 as compared to $554,000 for the 2005 period. The Company's net loss for the current year period totaled $504,000 as compared to net income of $40,000 for the prior year period. Interest expense of $1.1 million for the first nine months of 2006 included non-cash charges totaling $614,000, for the amortization of deferred financing charges discounts, the accretion of success fees and amortization of the discount on the subordinated debt. Additionally, the company recorded a non-cash charge of $55,000 for the fair value adjustment of the liability for warrants.

    Balance Sheet Summary

    At September 30, 2006, DPAC had total assets of $12.8 million, including cash and cash equivalents of $91,000. This compares to total assets of $7.6 million at December 31, 2005, which included $11,000 in cash and cash equivalents. As a result of the merger, the Company recorded goodwill and intangible assets of approximately $5.1 million.

    Comments

    Chief Executive Officer and President Steve Runkel commented, "Our results for Q3 were in line with the objectives. I am pleased with the top line growth of 11% sequentially and 32% over the same period last year. I'm also pleased that we have been able to carefully manage our expenses, resulting in improved operating profit on both a sequential and year-over-year basis."

    Mr. Runkel continued: "Revenue from the Device Networking product revenue, which includes the Airborne 802.11 product line, continues to grow as our OEM customers release their products to the market. Within the quarter we announced important new relationships with Digi Key and Ingram Micro Canada as we continue to expand the channel for our products. This will increase the exposure for our product line and support our growth objectives."

    About DPAC Technologies

    DPAC Technologies provides embedded wireless networking products for machine-to-machine communication applications. DPAC's Airborne(TM) and AirborneDirect(TM) wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC Technologies is based in Hudson, OH. The Company's web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

    About QuaTech

    QuaTech, Inc., a wholly-owned subsidiary of DPAC, delivers high performance device networking & connectivity solutions to help companies improve their bottom line performance. QuaTech enables reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks with industrial grade (hardened) embedded radios, modules, boards and external device servers and bridges. For local and mobile connections, QuaTech serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers rely on our unique combination of performance and support to improve bottom line performance through real-time remote monitoring & control, streamlined systems and lower total cost of ownership (TCO). QuaTech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers (OEMs). Founded in 1983, QuaTech is headquartered in Hudson, Ohio, and merged with DPAC Technologies, Inc. in February 2006. www.quatech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q or 10-QSB and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.



                       DPAC TECHNOLOGIES CORP.
           Condensed Consolidated Balance Sheet Information
                             (Unaudited)
                              (In 000's)

                                            September 30, December 31,
                                                2006         2005
                                            ------------- ------------
CURRENT ASSETS:
  Cash and cash equivalents                          $91          $11
  Accounts receivable, net                         1,608        1,330
  Inventories                                      1,662        1,633
  Prepaid expenses and other current assets          160          119

                                            ------------- ------------
    Total current assets                           3,521        3,093

Property, net                                        441          282
Goodwill and intangible assets                     8,737        4,196
Other assets                                          56            -
                                            ------------- ------------
TOTAL                                            $12,755       $7,571
                                            ============= ============

CURRENT LIABILITIES:
  Notes payable                                      $19           $-
  Revolving credit facility                        1,393        1,175
  Current portion of long-term debt                2,006        1,125
  Accounts payable                                 1,541        1,284
  Accrued restructuring costs - current              473            -
  Other accrued liabilities                          409          591
                                            ------------- ------------
    Total current liabilities                      5,841        4,175


Deferred tax liability                                65          324
Accrued restructuring costs                          385            -
Long-term debt, net of current portion             2,844        1,773

Net stockholders' equity                           3,620        1,299

                                            ------------- ------------
TOTAL                                            $12,755       $7,571
                                            ============= ============




                       DPAC TECHNOLOGIES CORP.
              Condensed Consolidated Statement of Income
                             (Unaudited)
                              (in 000's)

                                     For the             For the
                                  quarter ended:    nine months ended:
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

REVENUE                          $3,866    $2,936   $10,556    $7,474

COST OF GOODS SOLD                2,129     1,549     5,797     3,997
                               --------- --------- --------- ---------

GROSS PROFIT                      1,737     1,387     4,759     3,477

OPERATING EXPENSES
  Sales and marketing               534       530     1,680     1,315
  Research and development          233       220       759       533
  General and administrative        500       414     1,564     1,043
  Amortization of intangible
   assets                           123         4       286        32
  Restructuring charges               -         -        78         -
                               --------- --------- --------- ---------
    Total operating expenses      1,390     1,168     4,367     2,923

INCOME FROM OPERATIONS              347       219       392       554

OTHER (INCOME) EXPENSES:
  Interest expense                  383       146     1,098       436
  Fair Value adjustment for
   warrant liability               (109)        -        55         -
  Miscellaneous expense               -        13         -        41
                               --------- --------- --------- ---------
  TOTAL OTHER EXPENSES              274       159     1,153       477

                               --------- --------- --------- ---------
INCOME (LOSS) BEFORE INCOME
 TAXES                               73        60      (761)       77

INCOME TAX (PROVISION) BENEFIT      (34)      (31)      257       (37)
                               --------- --------- --------- ---------

NET INCOME (LOSS)                   $39       $29     $(504)      $40
                               ========= ========= ========= =========

NET INCOME (LOSS) PER SHARE:
  Net Income (Loss) - Basic
   and diluted                    $0.00     $0.00    ($0.01)    $0.00
                               ========= ========= ========= =========

WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  Basic                          92,775    42,016    87,135    42,016
                               ========= ========= ========= =========
  Diluted                        97,512    65,339    87,135    65,339
                               ========= ========= ========= =========




    CONTACT: DPAC TECHNOLOGIES
             Steve Vukadinovich, Chief Financial Officer, 714-898-0007 Steve.Vukadinovich@dpactech.com or
             Steve Runkel, Chief Executive Officer, 330-655-9000
             Steve.Runkel@Quatech.com